EXHIBIT 23.1

CONSENT OF INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-04905 and form S-8 No. 333-106426) pertaining to the National Technical Systems, Inc. 1994 Stock Option Plan and the National Technical Systems, Inc. 2002 Stock Option Plan, and in the related Prospectuses, of our report dated April 15, 2005, with respect to the consolidated financial statements and schedule of National Technical Systems, Inc. included in the Annual Report (Form 10-K) for the year ended January 31, 2005.

/s/ Ernst & Young LLP
Woodland Hills, California
April 29, 2005